SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant |_|
    Filed by a Party other than the Registrant |X|

    Check the appropriate box:
    |_| Preliminary Proxy Statement           |_| Confidential, For Use of the
                                                  Commission Only (as permitted
    |_| Definitive Proxy Statement                by Rule 14a-6(e)(2))
    |_| Definitive Additional Materials
    |X| Soliciting Material Under Rule 14a-12

                                   AT&T Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                               Comcast Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required.
    |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    |_| Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

    The following press release was issued by Comcast Corporation:


COMCAST                                                           PRESS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                             COMCAST MAKES PROPOSAL
                          TO MERGE WITH AT&T BROADBAND

                  Offers $58 Billion for Core Broadband Assets
                 Plus Additional Value for Non-Core Investments

              Strategic Combination Would Create World's Preeminent
                  Provider of Broadband Communications Services

PHILADELPHIA - July 8, 2001 - Comcast Corporation (Nasdaq: CMCSA, CMCSK) today announced that it has made a proposal to AT&T (NYSE: T) to merge with AT&T's broadband business in a tax-free transaction. The combination would create the largest broadband communications provider in the world with approximately 22 million subscribers and leading positions in eight of the nation's 10 largest markets.

Terms of the proposed transaction:

    o Comcast would issue 1.0525 billion shares of Comcast stock with a value of $44.5 billion based on Friday's closing price and would assume $13.5 billion in debt for AT&T's core broadband business, which is composed of AT&T's 13.5 million cable subscribers and its joint venture interests.
    o Comcast is also prepared to acquire AT&T's interests in Time Warner Entertainment, Cablevision, and Rainbow Media by assuming more debt and issuing more equity to reflect their value.
    o AT&T shareholders would own a majority of the economic and voting interests of the combined company.
    o Comcast's offer delivers a multiple of 30x both 2000 EBITDA and annualized first quarter 2001 EBITDA, which in either case far exceeds the trading multiple of any publicly traded broadband company.
    o AT&T shareholders would receive a very substantial premium over published reports of the estimated value of AT&T's broadband business. Comcast's offer represents a value of over $4,000 per subscriber.
    o AT&T shareholders would receive Comcast shares valued at $12.60 per AT&T share based on Friday's closing price (75% of AT&T's current per share market value), while retaining complete ownership of AT&T's historical communications business that according to published reports has a value approaching $70 billion on a standalone basis. This combined value is dramatically higher than AT&T's current market value per share of $16.80 (after taking into account the AWE distribution).

Comcast expects to generate combination benefits of at least $1.25 billion annually upon the full integration of Comcast and AT&T Broadband, with a potential to increase these benefits to between $2.6 billion and $2.8 billion annually as the companies work together to improve AT&T Broadband's margins. As a result of these combination benefits, merging Comcast and AT&T Broadband would be value accretive to both groups of shareholders.

"This is an extremely compelling combination for AT&T and Comcast shareholders, customers and employees," said Mr. Ralph J. Roberts, Chairman of Comcast. "AT&T's board of directors has the opportunity not only to deliver a considerable premium to its shareholders, but also to create both tremendous growth and significant value for the long-term. In my judgment, the new company would be ideally positioned to chart the course for the future of broadband."

"Over the last several months, we held discussions with AT&T Broadband regarding this combination," said Mr. Brian L. Roberts, President of Comcast. "It's unfortunate that we were unable to continue our dialogue. At this point, however, we believe that AT&T's board of directors should consider our proposal before a proxy statement relating to its broadband tracking stock proposal is sent to AT&T shareholders later this month.

"Our proposal represents a dramatic acceleration of AT&T's plan to separate its broadband business," said Mr. Roberts. "This combination would unlock the value of AT&T's broadband assets while avoiding the market risks, costs and uncertainties related to AT&T's planned broadband IPO. Significantly, under our proposal, AT&T shareholders will be majority owners in the largest broadband company in the world. And given our track record, I'm confident that they will welcome our stock as currency."

Since its IPO in 1972, Comcast's stock has grown at a compound annual growth rate of 24% compared to 12% for the S&P 500. Since 1998, Comcast's stock price has appreciated nearly 168% compared to an approximately 23% increase for the S&P 500. When measured in periods of one, three, five, seven and ten years, Comcast's Class A Special shares have outperformed the cable composite index, the S&P 500 and the Nasdaq.

Morgan Stanley, JP Morgan, Merrill Lynch and Quadrangle Group are financial advisors to Comcast. Davis Polk & Wardwell is legal advisor to Comcast.

The full text of the letter submitted to the Board of Directors of AT&T is attached.

                                       ***

July 8, 2001

Mr. C. Michael Armstrong
Chairman and CEO
AT&T Corp.
32 Avenue of the Americas
New York, NY 10013


Dear Mike:

Over many months of discussions we have shared a vision that AT&T Broadband and Comcast should be combined to create the world's leader in broadband communications. We believed those discussions were progressing towards a tax-free transaction that would dramatically accelerate your own plan to separate the broadband company. It is unfortunate that we were not able to agree on a basis for continuing our dialogue. Accordingly, we submit this offer to you for consideration by your Board before a proxy statement relating to your broadband tracking stock proposal is sent to your shareholders later this month.

Under our proposal Comcast would issue 1.0525 billion shares with a value of $44.5 billion based on Friday's closing price and assume $13.5 billion in debt for your core broadband business, which is composed of your 13.5 million cable subscribers as well as your joint venture interests. In addition, we are prepared to acquire your interests in TWE, Cablevision and Rainbow by assuming more debt and issuing more equity to reflect their values. Under our proposal your shareholders would own a majority of the economic and voting interests of the combined company in a transaction that would be tax-free to AT&T and all shareholders.

Our proposal values your core broadband business at $58 billion, which represents 30x both 2000 EBITDA and annualized first quarter 2001 EBITDA. AT&T shareholders would receive Comcast shares valued at $12.60 per AT&T share based on Friday's closing price, while retaining complete ownership of AT&T's historical communications business that according to published reports has a value approaching $70 billion on a standalone basis. This combined value is dramatically higher than your current market value per share of $16.80 after giving effect to the spin-off of AT&T Wireless.

Your shareholders would receive significantly more value through a combination with Comcast than through your planned restructuring. Not only does our proposal avoid the market risks, costs and uncertainties inherent in the planned broadband IPO, it values your business at a significant premium to your potential public market valuation. At 30x AT&T Broadband's annualized first quarter 2001 EBITDA, our offer far exceeds the trading multiple of any publicly traded broadband company. Put another way, our proposal delivers a very substantial premium over published reports of the estimated value of your broadband business.

After combining our broadband businesses, your shareholders will retain a majority of the future appreciation resulting from substantial combination benefits. Upon full integration of our broadband businesses, we expect the combination benefits will amount to at least $1.25 billion annually. This benefit could eventually increase to between $2.6 and $2.8 billion annually as we work together to raise the level of your margins. None of these figures take account of any new content, internet or other value creating opportunities. As a result of these combination benefits, merging our broadband companies will clearly be value accretive to both groups of shareholders.

Given the strength of Comcast's balance sheet we are confident that the new company would have an investment grade debt rating, a view which is shared by our financial advisors, Morgan Stanley, JP Morgan and Merrill Lynch.

We understand that there were concerns within AT&T about Comcast's voting structure. As you know, multi-class structures are common in our industry and have not affected stock trading values. Our Class A Special shares have outperformed the cable composite index, the S&P 500 and the Nasdaq in each of the last one, three, five, seven and ten year periods. We are confident that your shareholders would welcome our currency. In fact, 38 of your 50 largest institutional shareholders also have significant investments in Comcast.

Our proposal is subject to the negotiation of a definitive merger agreement. We are prepared to deliver a draft merger agreement as soon as you wish. We are confident that the combination does not present any significant regulatory issues.

In light of the significance of this proposal to both your shareholders and ours, we are publicly releasing the text of this letter.

We hope that you will work with us to make this vision a reality.

Respectfully submitted,


Ralph J. Roberts                            Brian L. Roberts
Chairman of the Board                       President


                                 ***************



Financial Community Meeting
---------------------------
Comcast Corporation will host a meeting with the financial community on July 9, 2001 at 10:00 a.m. Eastern Daylight Time in New York. The meeting is being held in the ballroom (20th floor) of the St. Regis Hotel, which is on 55th Street between Madison and Fifth Avenues. The meeting will be broadcast live via the Internet at www.cmcsk.com.

In addition, the meeting will be available via teleconference by dialing 888-754-3420 (international: 212-346-7476). A telephone replay will be available beginning an hour following the meeting until July 16, 2001 at midnight Eastern Daylight Time. To access the rebroadcast, please dial 800-633-8284 (international callers: 858-812-6440) and enter code 19308891. An audio recording of the meeting will also be available on Comcast's website (www.cmcsk.com) starting at 5:00 p.m. Eastern Daylight Time on July 9 and ending at midnight Eastern Daylight Time on July 16, 2001.

Press Conference Call
---------------------
Comcast Corporation will also host a press conference call on July 9, 2001 at 11:30 a.m. Eastern Daylight Time in New York. To participate in the teleconference dial 888-732-8129 (international: 212-346-0261). A telephone replay will be available beginning an hour following the call until July 16, 2001 at midnight Eastern Daylight Time. To access the rebroadcast, please dial 800-633-8284 (international callers: 858-812-6440) and enter code 19309191.

In addition, the teleconference will also be broadcast live via the Internet at www.cmcsk.com. An audio recording of the call will be available on Comcast's website (www.cmcsk.com) starting at 5:00 p.m. Eastern Daylight Time on July 9 ending at midnight Eastern Daylight Time on July 16, 2001.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Comcast Corporation ("Comcast") wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Comcast. Factors that could cause actual results to differ materially include, but are not limited to: (1) the businesses of Comcast and AT&T Broadband may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected combination benefits from the transaction may not be fully realized or realized within the expected time frame; (3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) the regulatory approvals required for the transaction may not be obtained on the proposed terms or on the anticipated schedule; (6) the effects of legislative and regulatory changes; (7) the potential for increased competition; (8) technological changes; (9) the need to generate substantial growth in the subscriber base by successfully launching, marketing and providing services in identified markets; (10) pricing pressures which could affect demand for Comcast's services; (11) Comcast's ability to expand its distribution; (12) changes in labor, programming, equipment and capital costs; (13) Comcast's continued ability to create or acquire programming and products that customers will find attractive; (14) future acquisitions, strategic partnerships and divestitures; (15) general business and economic conditions; and (16) other risks described from time to time in Comcast's periodic reports filed with the Securities and Exchange Commission.

                                      # # #



Investor Contact:
----------------
Marlene S. Dooner, Vice President, Investor Relations (215) 981-7392
William E. Dordelman, Vice President, Finance         (215) 981-7550

Kelley L. Claypool, Manager, Investor Relations       (215) 981-7729

Media Contact:
-------------
The Abernathy MacGregor Group                         (212) 371-5999
Adam Miller, Steve Frankel, Brian Faw



   Note: The following notice is included to meet certain legal requirements:



                             ADDITIONAL INFORMATION

        Subject to future developments, Comcast may file with the Commission (i) a preliminary proxy statement for solicitation of proxies from the shareholders of AT&T Corp. ("AT&T") in connection with AT&T's special meeting which is scheduled to take place in September 2001 and (ii) a registration statement to register the Comcast shares to be issued in the proposed transaction. Investors and security holders are urged to read the proxy statement and registration statement (when and if available) and any other relevant documents filed with the Commission, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and the registration statement (when and if available) and other relevant documents at the Commission's Internet web site at www.sec.gov. The proxy statement and registration statement (when and if available) and such other documents may also be obtained free of charge from Comcast by directing such request to: Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148, Attention: General Counsel.



                       INFORMATION REGARDING PARTICIPANTS

        The following table sets forth the name and the title of persons who may be deemed to be participants on behalf of Comcast in the solicitation of proxies from the shareholders of AT&T.

--------------------------------------------------------------------------------
        Name                                   Title
--------------------------------------------------------------------------------
        Ralph J. Roberts                       Chairman and Director
        Julian A. Brodsky                      Vice Chairman and Director
        Brian L. Roberts                       President and Director
        S. Decker Anstrom                      Director
        Sheldon M. Bonovitz                    Director
        Joseph L. Castle II                    Director
        Felix G. Rohatyn                       Director
        Bernard C. Watson                      Director
        Irving A. Wechsler                     Director

--------------------------------------------------------------------------------
        Name                                   Title
--------------------------------------------------------------------------------

        Name                                   Title
        Anne Wexler                            Director
        John R. Alchin                         Executive Vice President and
                                                Treasurer
        Stephen B. Burke                       Executive Vice President
        Stanley L. Wang                        Executive Vice President - Law
                                                and Administration and Secretary
        Arthur R. Block                        Senior Vice President and
                                                General Counsel
        Karen Dougherty Buchholz               Vice President - Corporate
                                                Communications
        Marlene S. Dooner                      Vice President - Investor
                                                Relations
        William E. Dordelman                   Vice President - Finance
        Kenneth Mikalauskas                    Vice President - Finance
        Kelley L. Claypool                     Manager - Investor Relations


        As of the date of this filing, Comcast beneficially owns 83,514,401 shares of AT&T common stock and 4,813,230 shares of Class A Liberty Media Group tracking stock.

        As of the date of this filing, Ralph J. Roberts beneficially owns 81,144 shares of Class A Liberty Media Group tracking stock; Julian A. Brodsky beneficially owns 20,900 shares of Class A Liberty Media Group tracking stock; Brian L. Roberts beneficially owns 26,888 shares of Class A Liberty Media Group tracking stock; Sheldon M. Bonovitz beneficially owns 8,656 shares of AT&T common stock and 1,850 shares of Class A Liberty Media Group tracking stock; Irving A. Wechsler beneficially owns 50,397 shares of AT&T common stock and 200,000 shares of Class A Liberty Media Group tracking stock; Anne Wexler beneficially owns 1,414 shares of AT&T common stock; John R. Alchin beneficially owns 1,738 shares of AT&T common stock and 456 shares of Class A Liberty Media Group tracking stock; Stephen B. Burke beneficially owns 50,000 shares of Class A Liberty Media Group tracking stock; Stanley L. Wang beneficially owns 1,131 shares of AT&T common stock and 4,000 shares of Class A Liberty Media Group tracking stock; and Kenneth Mikalauskas beneficially owns 7 shares of AT&T common stock.

        In addition, Comcast has customary commercial relationships with Liberty Media Group ("Liberty") and AT&T involving the distribution of cable television programming. Comcast carries on its cable systems a number of programming networks either owned by Liberty or in which Liberty has an interest, including networks distributed by the Starz Encore Group, Discovery Communications and USA Networks. Similarly, AT&T carries on its cable systems several programming networks controlled by Comcast, including E! Entertainment and the Golf Channel. Finally, QVC, which is owned 57% by Comcast and 43% by Liberty, is distributed by both Comcast and AT&T, as well as by other major video programming distributors.

        Comcast also owns an 8.4% ownership interest in At Home Corporation, a joint venture in which AT&T holds majority voting power and a large economic stake, and distributes At Home Corporation's high-speed cable modem services on its cable systems.

                   OTHER PERSONS WHO MAY ALSO SOLICIT PROXIES

        Comcast has retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as a financial advisor in connection with the Comcast proposal. Pursuant to a letter agreement between Morgan Stanley and Comcast, Comcast has agreed to pay Morgan Stanley for its financial advisory services in connection with the Comcast proposal a financial advisory fee of (1) $6,000,000 upon execution of the letter agreement and (2) $34,000,000 upon the closing of a business combination between Comcast and AT&T Broadband. Comcast has also agreed to reimburse Morgan Stanley for fees of outside counsel incurred in connection with Morgan Stanley's engagement by Comcast. In addition, Comcast has agreed to indemnify Morgan Stanley and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Morgan Stanley does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies, or that Schedule 14A requires the disclosure of certain information concerning it or them. The following table sets forth the name and the title of each of the Morgan Stanley employees who may be deemed to be a participant on behalf of Comcast in the solicitation of proxies from the shareholders of AT&T.

--------------------------------------------------------------------------------
        Name                                           Title
--------------------------------------------------------------------------------
        Paul J. Taubman                                Managing Director
        Andrew K. Woeber                               Vice President

        As of the date of this filing, Andrew K. Woeber beneficially owned approximately 100 shares of AT&T common stock.

        Morgan Stanley's principal business address is 1585 Broadway, New York, New York 10036. Morgan Stanley engages in a full range of investment banking, securities trading, market- making and brokerage services for institutional and individual clients. In the normal course of its business, Morgan Stanley may trade the debt and equity securities of AT&T for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Morgan Stanley has informed Comcast that, as of the close of business on July 5, 2001, Morgan Stanley, for its own account, held a net long position of 917,475 shares of AT&T common stock and a net short position of 9,193,775 shares of Class A Liberty Media Group tracking stock. Morgan Stanley and certain of its affiliates also may have voting and dispositive power with respect to certain shares of AT&T stock held in asset management, brokerage and other accounts. Morgan Stanley and such affiliates disclaim beneficial ownership of such shares of AT&T stock.

        Comcast has also retained J.P. Morgan Securities Inc. ("JPMorgan") to act as a financial advisor in connection with the Comcast proposal. Pursuant to a letter agreement between JPMorgan and Comcast, Comcast has agreed to pay JPMorgan for its financial advisory services in connection with the Comcast proposal a financial advisory fee of (1) $5,250,000 upon execution of the letter agreement and (2) $29,750,000 upon the closing of a business combination between Comcast and AT&T Broadband. Comcast has also agreed to reimburse JPMorgan for fees of outside counsel incurred in connection with JPMorgan's engagement by Comcast. In addition, Comcast has agreed to indemnify JPMorgan and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. JPMorgan does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies, or that Schedule 14A requires the disclosure of certain information concerning it or them. The following table sets forth the name and the title of each of the JPMorgan employees who may be deemed to be a participant on behalf of Comcast in the solicitation of proxies from the shareholders of AT&T.




--------------------------------------------------------------------------------
        Name                                           Title
--------------------------------------------------------------------------------
        Robert Kindler                                 Managing Director
        William Cohan                                  Managing Director
        Julie Richardson                               Managing Director
        William Bundy                                  Vice President

        As of the date of this filing, William Cohan beneficially owned approximately 500 shares of AT&T common stock.

        JPMorgan's principal business address is 270 Park Avenue, New York, New York 10017. JPMorgan engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, JPMorgan may trade the debt and equity securities of AT&T for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. JPMorgan has informed Comcast that, as of the close of business on July 3, 2001, JPMorgan, for its own account, held a net long position of 461,500 shares of AT&T common stock and options to acquire 7,526,500 shares of AT&T common stock. JPMorgan and certain of its affiliates also may have voting and dispositive power with respect to certain shares of AT&T stock held in asset management, brokerage and other accounts. JPMorgan and such affiliates disclaim beneficial ownership of such shares of AT&T stock.

        Comcast has also retained Merrill Lynch & Co. ("Merrill Lynch") to act as a financial advisor in connection with the Comcast proposal. Pursuant to a letter agreement between Merrill Lynch and Comcast, Comcast has agreed to pay Merrill Lynch for its financial advisory services in connection with the Comcast proposal a financial advisory fee of (1) $5,250,000 upon execution of the letter agreement and (2) $29,750,000 upon the closing of a business combination between Comcast and AT&T Broadband. Comcast has also agreed to reimburse Merrill Lynch for fees of outside counsel incurred in connection with Merrill Lynch's engagement by Comcast. In addition, Comcast has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Merrill Lynch does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies, or that
Schedule 14A requires the disclosure of certain information concerning it or them. The following table sets forth the name and the title of each of the Merrill Lynch employees who may be deemed to be a participant on behalf of Comcast in the solicitation of proxies from the shareholders of AT&T.


--------------------------------------------------------------------------------
        Name                                           Title
--------------------------------------------------------------------------------
        John Trousdale                                 Managing Director
        Gregg Seibert                                  Managing Director
        James Ratigan                                  Director
        Ben Braun                                      Vice President

        As of the date of this filing, Gregg Seibert beneficially owned 26,740 shares of Class A Liberty Media Group tracking stock.

        Merrill Lynch's principal business address is 4 World Financial Center, New York, New York 10080. Merrill Lynch engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Merrill Lynch may trade the debt and equity securities of AT&T for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Merrill Lynch has informed Comcast that, as of the close of business on July 6, 2001, Merrill Lynch, for its own account, held a net long position of 20,864 shares of AT&T common stock. Merrill Lynch and certain of its affiliates also may have voting and dispositive power with respect to certain shares of AT&T stock held in asset management, brokerage and other accounts. Merrill Lynch and such affiliates disclaim beneficial ownership of such shares of AT&T stock.

        Comcast has also retained Quadrangle Group LLC ("Quadrangle") to act as a financial advisor in connection with the Comcast proposal. Comcast has agreed to indemnify Quadrangle and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Quadrangle does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of proxies, or that
Schedule 14A requires the disclosure of certain information concerning it or them. The following table sets forth the name and the title of each of the Quadrangle employees who may be deemed to be a participant on behalf of Comcast in the solicitation of proxies from the shareholders of AT&T.


--------------------------------------------------------------------------------
        Name                                           Title
--------------------------------------------------------------------------------

        Steven Rattner                                 Managing Principal
        Peter R. Ezersky                               Managing Principal

        Quadrangle's principal business address is 30 Rockefeller Plaza, 31st Floor, New York, New York 10020. Quadrangle has informed Comcast that, as of the close of business on July 3, 2001, Quadrangle held no shares of AT&T stock for its own account.

        Other than as set forth herein, as of the date of this filing, neither Comcast nor any of the other participants listed above has any substantial interest, direct or indirect, by security holdings or otherwise, in AT&T.